CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Aureus Incorporated:

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A Amendment No. 3 of our report dated November 12, 2014, relating to our audit of the balance sheets of Aureus Incorporated as of October 31, 2014 and 2013, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year ended October 31, 2014 and for the period from April 19, 2013 (inception) to October 31, 2013. Our report dated November 12, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Walnut, CA

January 30, 2015